Exhibit 10.1

SPONSOR UNDERTAKING LETTER

Golden Star Acquisition Corporation (the “Company”)

99 Hudson Street, 5th Floor

New York, New York 10013

(646) 706-5365

February 28, 2024

Ladies and Gentlemen:

Reference is made to (i) the proposal of reducing monthly extension fee payable by G-Star Management Corporation (the “Sponsor”) (or any of its affiliates or designees), the sponsor of the Company into the trust account (the “Trust Account”) of the Company for extending the date by which the Company must consummate its initial business combination from $0.033 per share (for each monthly extension) to an amount (the “Proposed Extension Fee”) equal to the lesser of (a) $50,000 for all outstanding public shares of the Company; (b) $0.033 for each outstanding public share of the Company, which is submitted to the Company’s shareholders for approval on the general meeting to be held on March 1, 2024 (the “Extension Fee Reduction Proposal”); and (ii) the Investment Management Trust Agreement (the “Trust Agreement”) entered into by and among the Company, the Trustee and VStock Transfer LLC; (iii) the amended and restated articles of association of the Company (the “Articles”); and (iv) the extension arrangement as disclosed in the prospectus of the Company for its initial public offering dated as of May 1, 2023 (the “Extension Arrangement”).

In order to induce the approval of the Extension Fee Reduction Proposal, the Sponsor hereby agrees as follows:

1.	Subject to the approval of the Extension Fee Reduction Proposal, the Sponsor, or any of its affiliates or designees, irrevocably agrees to deposit into the Trust Account an amount of $20,000 as the additional extension fee (the “Additional Extension Fee”) to add to the Proposed Extension Fee in the Extension Fee Reduction Proposal, for each extension commencing from the first extension payment following the approval of the Extension Fee Reduction Proposal.

2.	The Additional Extension Fee shall be subject to the same requirements of the Extension Arrangement as applicable to the Proposed Extension Fee, including the nature of the extension fee and the time and method of deposit.

3.	The Additional Extension Fee shall constitute the Extension Payment and the Property (both as defined in the Trust Agreement) and be subject to the same terms and conditions of the Trust Agreement applicable to the Proposed Extension Fee.

4.	Notwithstanding anything to the contrary contained herein, this letter shall only become effective upon the approval of the Extension Fee Reduction Proposal.

5.	This letter shall automatically terminate on the earlier of (i) the completion of the initial business combination by the Company or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate automatically in the event that the Extension Fee Reduction Proposal is defeated or not otherwise duly approved. In the event that this letter is terminated, all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

6.	This letter constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This letter may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Sponsor and the Company.

7.	No party hereto may assign either this letter or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter shall be binding on the Sponsor and its successors, heirs and assigns and permitted transferees.

8.	This letter shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this letter or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this letter a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.	This letter shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this letter shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10.	Any notice, consent or request to be given in connection with any of the terms or provisions of this letter shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

11.	This letter may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this letter agreement on the day and year first above written.

Sponsor

G-Star Management Corporation

By:	/s/ Guojian Chen
Name:	Guojian Chen
Title:	Director

[Signature Page to Sponsor Undertaking Letter]

Acknowledged and accepted by the undersigned on the day and year first above written:

Company

Golden Star Acquisition Corporation

By:	/s/ Kenneth Lam
Name:	Kenneth Lam
Title:	Chief Financial Officer

[Signature Page to Sponsor Undertaking Letter]

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